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                                                                    EXHIBIT 10.4


                              COOPERATION AGREEMENT


Party A: Hong Kong China Market Development Company Limited

Party B: China Investment Journal

                          CHAPTER 1 GENERAL PROVISIONS

1.1 Hong Kong China Market Development Inc., ("Party A") and China Investment Journal ("Party B") shall jointly set up a Hong Kong version of China Investment Journal ("Journal") in accordance with the certain laws of Hong Kong special administrative regions. The partners hereby enter into this Cooperative Agreement ("Agreement").

1.2 Party A and Party B shall respect each other's right and interests, shall comply with the laws and regulations of Hong Kong Special Administrative Regions.

             CHAPTER 2 THE PURPOSE, SCOPE, AND SCALE OF THE BUSINESS

2.1 The Hong Kong version of China Investment Journal and its electronic version will be invested and set up by both Party A and Party B, Party A and Party B shall jointly operate and manage the Journal.

2.2 The Hong Kong version of China Investment Journal can conduct its marketing operations and advertisement in Hong Kong, other areas other than Hong Kong including mainland of China. It cannot do any damage to the rights and interests of Party B.

                        CHAPTER 3 INVESTMENT AND PROFITS

3.1 For the Journal (including electronic version) and its parent publishing company ("Company"), Party A shall be responsible for providing funds for seventy percent (70%) of the Company's total equity. Party B shall pay in the way as the reputation capital, which accounts for thirty percent (30%) of the total equity.

3.2 The total amount of investment committed by Party A to the Hong Kong version of China Investment Journal is $2,000,000 U.S. dollars. Party A and Party B jointly stipulate that Party A should pay the said money in three payment installments, which shall be used for the operations and management of both the printed Journal and the web site. In the first period, Party A should pay $600,000 U.S. dollars to a special account established for China Investment Hong Kong version, within 22 working days after this Agreement takes effect. Included in this sum, however, $100,000 U.S. dollars shall be paid into the special account of the Journal within the 10 days after this Agreement takes effect, which is for the preparation of the Journal. The second installment in the amount of $600,000 will be paid to the special account of China Investment Hong Kong version within seventy (70) working days after the official publication of the Journal. The third installment in the amount of $800,000 will be paid into the special account of China Investment Hong Kong version within one

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      hundred forty (140) working days of the official publication of the
      Journal.

3.3 In case Party A wants to transfer the possession of some or all its shares of the Journal on the web site to a third party, which is neither Party A nor Party B, this decision must be approved by party B. Vice versa, if Party B wants to make such a transaction to a third party. It only shall only take effect when two parties make a written agreement on that.

     CHAPTER 4 OBLIGATIONS AND RESPONSIBILITIES OF EACH PARTY TO THE JOURNAL

4.1   Party A shall be responsible for the following matters:

      (1) Providing investment $2,000,000 U.S. dollars to the Journal in cash.

      (2)   Responsible for the registration of the Journal in Hong Kong.

      (3) The registered Hong Kong version of China Investment Journal (including electronic version) and the publishing company to be provided on the web site is established and managed by both parties. In the duration of the cooperation, Party A shall protect all the rights and interests of Party B. It shall abide by other written rules and contracts agreed to by the parties.

4.2   Party B shall be responsible for the following matters:

      (1) Responsibilities for the final censorship to the content of the China Investment Hong Kong version (including electronic version). The principle of final censorship defines the contents that do no harm to the interests of the PRC and make no violation of the policies of the Chinese government.

      (2) Supporting and promoting the marketing operations and advertisement operations of the Journal, its electronic version and the web site in mainland of China.

      (3) Provide content to the web site and the Journal using the resources to which it has access.


     CHAPTER 5. BOARD OF DIRECTORS FOR THE MANAGEMENT AFFAIRS OF THE JOURNAL

5.1 The Journal shall establish a board of directors for the management affairs of the Journal, it shall be set up at the day that this Agreement takes effect.

5.2 The board of directors shall have five directors, among whom two directors shall be appointed by Party A, two directors shall be appointed by Party B and one independent director. The board of directors has a chairperson and a vice-chairperson. In the first term, the chairman of the board shall be appointed by Party B from its directors and vice-chairperson by Party A from its directors. The independent director shall be selected by both parties by mutual consent. The term of office for chairperson, vice-chairperson, and directors (except the independent director) is five years. The term of office of the independent director is two and a half (2-1/2) years.

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      Their term of office may be renewed if approved by the board. Either party may replace a director it has appointed and the other party will approve such replacement.

5.3 The chairperson of the board of directors, also known as the legal representative of the Journal and its parent publishing company, shall be appointed by Party B. The vice-chairperson of the board of directors shall be appointed by Party A.

5.4 The board of directors shall decide the important affairs regarding the development of the Journal. Should the chairperson be unable to exercise his/her responsibilities for some reason, he/she shall authorize others to represent the Journal temporarily.

5.5 The board of directors shall convene at least once every year. The meeting shall be called and presided over by the chairperson of the board. The director may convene an interim meeting based on a proposal made by more than two 2 directors. The quorum of the meeting is four directors. Should the director be unable to attend the meeting, he/she may send a written authorization to the board of directors appointing someone else to represent him and vote in his stead.

5.6 Resolutions in the board of directors meeting shall be signed by the directors. Any resolutions shall come into force as soon as they are signed by all of the directors attending the meeting.

                  CHAPTER 6 BUSINESS MANAGEMENT AND OPERATIONS

6.1 The management office of the Journal shall have one executive director, one deputy executive-director plus a general manager, and one general editor. They shall be appointed by the board of directors. The term of office for them is three years. After approval, the term of office may be renewed.

6.2 The Journal shall have its own rules and regulations for management and operation. The chief financial officer in both the Journal and the Publishing Company shall be appointed by Party A. The Journal shall be audited on an annually basis by the accountant institute in accordance with Hong Kong related regulations. The audit result shall be reported to all members of the Board of Directors.

6.3 The obligation of the Executive Director is to carry out the decisions of the board of directors. He shall organize and conduct the routine management of the Journal (including electronic version) and the Publishing Company. The Executive Director shall submit monthly financial reports to the board, and quarterly comprehensive reports on the Journal's activities.

6.4 In case of any graft or serious dereliction of duty by the administrative personnel of the Journal (including electronic version) and the Publishing Company, the board of directors should have the power to dismiss his/her post at any time. They shall be held responsible for the financial loss according to relevant laws and legal procedures.

     CHAPTER 7 DURATION, ASSETS AND LIABILITIES FOR BREACH OF THE AGREEMENT

7.1 The term of the Journal is 30 years starting from the date of the official publication of the Journal. It shall be accounted from the day the Journal is published which can be

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                            Letter of Agreement - 4 -
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      extended in case both Parties so agree, but it is necessary to enter into a new cooperation agreement.

7.2 The assets of the Journal shall belong to Party A and Party B. In case the cooperation in connection with the Journal expires or terminates before the term, it should arrange liquidation according to related laws and regulations. The residuary assets after liquidation should be distributed in accordance with the proportion of each party's share in the equity.

7.3 In case any party will not fulfill obligation and duties defined herein, it will be responsible for the liabilities for breach. In case the liabilities are caused by both parties, Party A and Party B shall be responsible for itself separately.

                  CHAPTER 8 COOPERATION AGREEMENT AND SO FORTH

8.1 This Agreement shall come into force beginning from the date it is signed by two parties.

8.2 The amendment of this Agreement or appendices shall be made only after it is approved by both two parties in writing. In this situation, it is necessary to sign an additional agreement.

8.3 In the period of validity of this Agreement, this Agreement cannot be fulfilled because of any FORCE MAJEURE events, or if the Journal has losses for a sustained period of time, then, both parties may terminate this Agreement after discussion.

8.4 Issues not covered in this Agreement can be agreed to by the parties in writing separately.

8.5 This Agreement is executed in six counterparts. Each Party shall hold three copies. This Agreement is signed in both Chinese and English. If there is any discrepancy between two versions, Chinese version shall prevail.


Party A: for and on behalf of CMD CAPITAL LIMITED
         Hong Kong China Investment Company Limited

Authorized Representative: /s/ PETER CHIN
                          ----------------------------
                          Peter Chin

Date: 22-4-00

Party B: China Investment Journal

Authorized Representative: /s/ WANG XIN
                          ----------------------------
                          Wang Xin

Date:  2000.6.22


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